BOSTON SCIENTIFIC CORPORATION
               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (in thousands)
                                  (unaudited)



                                         Six Months Ended                            Year Ended December 31,
                                             June 30,       -------------------------------------------------------------------
                                          1998      1997            1997         1996         1995         1994         1993
                                        ------------------  -------------------------------------------------------------------

Fixed charges:

    Interest expense                    $14,252    $6,651         $14,285      $11,518       $9,591       $8,378       $3,761

    Capitalized interest                  2,760     1,200           4,976

    Amortization of debt issuance costs                                            445

    Interest portion of rental expense    7,333     3,075          14,419        8,590        5,802        5,370        4,103
                                       -------------------  -------------------------------------------------------------------
        Total fixed charges             $24,345   $10,926         $33,680      $20,553      $15,393      $13,748       $7,864
                                       ===================  ===================================================================

Earnings:

    Income before income taxes         $222,182   $89,537        $258,668     $303,330      $62,678     $219,703     $120,724
     and cumulative effect of
     change in accounting

    Fixed charges per above              24,345    10,926          33,680       20,553       15,393       13,748        7,864

    LESS:  capitalized interest           2,760     1,200           4,976
                                       -------------------  -------------------------------------------------------------------
        Total earnings                 $243,767   $99,263        $287,372     $323,883      $78,071     $233,451     $128,588
                                       ===================  ===================================================================

Ratio of earnings to fixed charges        10.01      9.09            8.53        15.76         5.07        16.98        16.35
                                       ===================  ===================================================================
